Exhibit 99.1

Applied Digital Receives Notice Related to Nasdaq’s Minimum Bid Price Rule

Company has approximately one year to regain compliance, provided it continues to meet other listing requirements

DELRAY BEACH, FL– December 7, 2007 — Applied Digital Solutions, Inc. (NASDAQ: ADSX), a leading provider of identification and security technology, today announced that, on December 6, 2007, it received notice from The Nasdaq Stock Market that the minimum bid price of the Company’s common stock closed below $1.00 per share for 30 consecutive business days and that Applied Digital was therefore not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (“the Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), Applied Digital has 180 calendar days, or until June 2, 2008, to regain compliance. If, at anytime before June 2, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive business days, Nasdaq will provide written notification that the Company complies with the Rule.

If compliance is not achieved by June 2, 2008, Applied Digital will be eligible for an additional compliance period of 180 days provided it continues to meet The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. Currently, except for the bid price requirement, the Company meets the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c). If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, Applied Digital may appeal Nasdaq’s determination that the Company’s common stock will be delisted from The Nasdaq Stock Market.

About Applied Digital — “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. Applied Digital’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of majority positions in Digital Angel Corporation (AMEX: DOC) and VeriChip Corporation (NASDAQ: CHIP).

Statements about Applied Digital’s future expectations, including its ability to meet the Nasdaq’s initial listing criteria as set forth in Marketplace Rule 4310(c), and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and Applied Digital’s actual results could differ materially from expected results. The most important factors that could prevent Applied Digital from achieving its goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the risk factors set forth in the Joint Proxy Statement/Prospectus and Applied Digital’s annual and quarterly reports. Applied Digital undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
Applied Digital
Allison Tomek, Investor Relations
Phone: (561) 805-8000
ATomek@adsx.com